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                                                               EXHIBIT (a)(1)(D)


NEXTWEB OVERVIEW - 11/12/04
EMPLOYEE STOCK OPTION EXCHANGE OFFER

CONEXANT EMPLOYEE STOCK OPTION EXCHANGE OFFER

This is an overview of Conexant Systems, Inc.'s "Offer to Exchange Outstanding Options to Purchase Common Stock" (Employee Stock Option Exchange Offer). THIS IS A SUMMARY ONLY; SEE THE FULL TEXT OF THE OFFER FOR DETAILS.

If you have questions after reviewing these materials, please send them to stock.admin@conexant.com or call VPN 483-4525 (off net: 949-483-4525). This document provides an overview of the following items:

-  The Offer

-  Purpose of the Offer

-  What You Can Exchange

-  Making Your Election

-  Important Additional Information

THE OFFER

Conexant is offering employees the opportunity to tender for exchange all outstanding stock options that have an exercise price of $5 per share or higher (Eligible Option Grants) for replacement options (Replacement Options). To participate in this offer, employees holding Eligible Option Grants will need to complete and submit an election form before 5 p.m. U.S. Pacific Standard Time
(PST) on Monday, December 13, 2004 (the Expiration Date). If you do not complete the election form by 5 p.m. U.S. PST on Monday, December 13th, you will not be able to participate in the offer.

The Replacement Options will be granted on or after June 14, 2005 (the Replacement Option Grant Date), and will have an exercise price equal to the closing price of Conexant's common stock on the date of grant.

This is a one-for-one replacement offer for all employees. For each Eligible Option Grant you elect to tender for exchange, you will receive one Replacement Option.

For all employees below the Senior Vice President level, Replacement Options granted in exchange for Eligible Option Grants made in 2003 and 2004 will vest 50% one year from the Replacement Option Grant Date and then 25% each year thereafter. Replacement Options granted in exchange for Eligible Option Grants made in 2002 and earlier, and all Replacement Options issued to our Senior Vice Presidents and above, will vest over three years from the Replacement Option Grant Date at a rate of 1/3 per year.

The Replacement Options will also have a special vesting provision in the event you are involuntarily terminated within one year of the Replacement Option Grant Date. If you are involuntarily terminated from employment with us or one of our subsidiaries without cause within one year following the Replacement Option Grant Date, then 50% of the Replacement Option grant shall immediately vest as of the date of your termination and you may exercise these shares at any time on or before December 31, 2006. Due to certain tax and employment laws, non-exempt employees (i.e., those entitled to receive overtime pay) may exercise these accelerated shares at any time after six months following the Replacement Option Grant Date through December 31, 2006. Employees in France have exercise restrictions too and should read their country-specific addendum for more information.

All employees, both in the U.S. and abroad, who are currently holding stock options, are eligible to participate in the offer.

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PURPOSE OF THE OFFER

Many of Conexant's outstanding employee options, whether or not they currently can be exercised, have exercise prices that are significantly higher than the current market price of the common stock. By making this offer, Conexant intends to maximize shareowner value by creating better performance incentives and increasing retention of our valuable employee talent.

NO ONE CAN GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS. However, Conexant's Board of Directors believes that the offer may create a better chance for some participants to obtain value from their options and the stock option program in the short term. The Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial or tax situation.

WHAT YOU CAN EXCHANGE

You can tender for exchange any or all Eligible Option Grants that have an exercise price of $5 per share or higher, but you cannot tender for exchange part of a single grant. For example, you could decide to tender for exchange the options you were granted in March 2004 and December 2001, since both of these option grants have exercise prices over $5, or you could elect to tender for exchange only one of the two. Assuming you were granted two options to purchase 100 shares each, you cannot decide that for the March 2004 grant you want to keep 50 shares and tender 50 shares for exchange. You must tender for exchange ALL shares from each individual Eligible Option Grant.

You should also be aware that if you decide to tender for exchange ANY Eligible Option Grants, all options granted to you on or after six months prior to the Expiration Date will be cancelled and will automatically become part of the exchange. This includes all options granted on or after May 12, 2004, EVEN IF THE EXERCISE PRICE OF SUCH OPTIONS IS LESS THAN $5 PER SHARE.

MAKING YOUR ELECTION

To accept this offer, we must receive your signed election form by fax or personal delivery before Monday, December 13, 2004, at 5 p.m. U.S. PST. Please see the Full Text of the Offer document for details. You do not need to return your stock option agreements for your Eligible Option Grants to accept the offer; they will be automatically cancelled when your Eligible Option Grants have been accepted for exchange.

VISIT THE MELLON WEB SITE AT https://esd.melloninvestor.com TO REVIEW YOUR STOCK OPTION HOLDINGS. THE LOG-ON SCREEN WILL REQUEST THE FOLLOWING INFORMATION:

GLOBAL ID NUMBER: This is your U.S. Social Security number or International ID Number (900+6-digit CNXT ID#; for Israel 920+6-digit CNXT ID#)

PERSONAL IDENTIFICATION NUMBER (PIN): Enter your stock option PIN*

SYMBOL: Enter the Conexant stock symbol -- CNXT

(*Mellon Investor Services has recently sent you a copy of your PIN number. That number has not changed unless you changed it. If you have misplaced or forgotten your PIN, you can contact Mellon at 888-470-5829 or consult their web site for a new one. IT CAN TAKE 10-14 DAYS TO RECEIVE YOUR NEW PIN, SO PLEASE DO NOT WAIT UNTIL THE LAST FEW DAYS TO REQUEST A NEW ONE.)

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After you complete your election form, sign it and fax it to Stock
Administration at (949)483-4525 or hand deliver it to Stock Administration at 4000 MacArthur Blvd, Newport Beach, main building - first floor. You will receive a confirmation of receipt of your election form via e-mail within 3 days of receipt of your election, which you can print and keep for your records.

You will be able to change your election as many times as you want, but the most recent election you have properly submitted to us by 5 p.m. U.S. PST on Monday, December 13, 2004, will be considered your final election.

IMPORTANT ADDITIONAL INFORMATION

DEADLINE EXTENSION -- If, for any reason, Conexant needs to extend the Expiration Date for this offer beyond December 13, 2004, the Replacement Option Grant Date will need to be extended by a corresponding number of days.

TERMINATION OF EMPLOYMENT -- If for any reason you are not employed by Conexant or one of its subsidiaries from the Expiration Date (currently, December 13, 2004) through the Replacement Option Grant Date (currently, June 14, 2005), you will not receive any Replacement Options or any other consideration in exchange for the Eligible Options you have tendered for exchange.

If your employment with Conexant or one of its subsidiaries terminates after you tender your options but prior to the Expiration Date, you will not be eligible to participate in the offer. Participating in this offer does not guarantee you a job at Conexant or any of its subsidiaries.

EXCLUSIONS -- Neither purchase rights granted under the Employee Stock Purchase Plan nor shares of Conexant common stock acquired under the Employee Stock Purchase Plan, 401(k) plan, or other employee plans can be tendered for exchange in the Employee Stock Option Exchange Program.

We encourage you to review the Full Text of the Offer, including the Questions & Answers. If you have questions these materials do not cover, please e-mail them to stock.admin@conexant.com or call VPN 483-4525 (off net: 949-483-4525).